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                                                                   EXHIBIT 10.12


QUANTUM CONFIDENTIAL                                           DELL CONFIDENTIAL

                                 OEM AGREEMENT
                                    BETWEEN
                                QUANTUM AND DELL

1.0 INTRODUCTION. This is a Master OEM Provider Agreement and attachments (this "Agreement") by and between Dell Products L.P., a Texas limited partnership ("Dell"), and Quantum Snap Division Corporation, a Delaware corporation ("Quantum"). As of June 8, 2000 (the "Effective Date"), Dell and Quantum (each a "Party" and collectively, the "Parties") establish binding terms under which Dell may purchase and Quantum may sell Products, Licensed Products and Parts (defined below), that Dell may resell directly, and indirectly through resellers and distributors, to end-user customers. Dell may resell Products, Licensed Products and Parts to Dell's OEM customers for resale by such OEM customers under their own brand names. Any costs and expenses associated with modifications required to support Dell's OEM customers will be borne by Dell or Dell's OEM customers.

Therefore, Dell and Quantum agree as follows:

2.0  DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

"Affiliates" shall mean the affiliated entities of Dell listed on Attachment A. Affiliates may purchase Products under this Agreement, but Quantum agrees that all liabilities and obligations under this Agreement will remain the sole responsibility of Dell.

"APCC" shall mean Dell's manufacturing facilities for Asian countries, other than China, located in Penang, Malaysia or other locations as Dell may designate under this Agreement (see Section 4 of this Agreement).

"Day(s)" shall mean a calendar day(s) unless otherwise specified in a particular Section of this Agreement.

"Dell Demand Forecast" shall mean the projected volume of Product needed by Dell as provided in writing by Dell to Quantum on or around the first business day of each month (see Section 6 of this Agreement).

"Dell Offering" shall mean Products and Licensed Products, including any additional hardware or Software installed by or for Dell, that Dell may sell to Dell's customers.

"DAO" shall mean Dell's manufacturing facilities for the Americas located in and around Austin, Texas or other locations as Dell may designate under this Agreement (see Section 4 of this Agreement).

"EMEA" means Dell's manufacturing facilities for Europe, the Middle East and Africa located in Limerick, Ireland or other locations as Dell may designate under this Agreement (see Section 4 of this Agreement).

"Intellectual Property" shall mean all patents, applications for patents, copyrights, mask works, trade secrets, confidential information, know-how and any other intellectual or proprietary rights recognized by any jurisdiction.

"Licensed Product" shall mean products manufactured by Dell pursuant to the conditional manufacturing license granted in Section 12.7.

"NRE" shall mean non-recurring engineering.

"Order" shall mean any purchase order for Products placed by Dell or Dell's Affiliates.

"Part(s)" shall mean those components, subassemblies, power supplies and other materials and spare part items that are used to manufacture or maintain the Products. The terms of this Agreement that apply to Products shall also apply to Parts.

"Product(s)" shall mean the products listed in Attachment A, including Parts and related Software. As used in this Agreement, Products includes Parts delivered to Dell separately and not as a component of the Products listed in Attachment A.

"Software" shall mean all device drivers, firmware and other software necessary to operate and support the


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QUANTUM CONFIDENTIAL                                         DELL CONFIDENTIAL

Products, except for Quantum's Hard Disk Drive ("HDD") firmware.

3.  QUANTUM'S ROLE IN THE DELL DIRECT MODEL

3.1 Dell-Focused Team. Quantum will maintain a Dell-focused team consisting of at least: (a) a dedicated Dell account manager; and (b) a Dell quality/engineering resource person who will serve as a primary contact for Dell's engineers. Quantum will provide Dell employees with reasonable points of contact for other key areas, including at a minimum testing, process and quality.

3.2 Quarterly Business Review. Dell will be entitled to participate in the formulation and direction of Quantum's future Product and technology roadmaps. Quantum and Dell will conduct quarterly business review meetings to discuss business performance, Product quality, manufacturing capacity, cost reduction plans, technology roadmaps, overview plans and any other relevant factors that might affect either Party's ability to perform under this Agreement.

3.3 Cost Reductions and Price Reductions. Quantum understands that Dell's selection of Quantum as a provider of the Products to Dell is based in part on Dell's belief that Quantum is committed to continuing to improve the Products and to find cost savings for the Products over the term of this Agreement. Savings may relate to development and implementation of manufacturing efficiencies, feature improvements, component purchase price reductions, engineering breakthroughs and/or delivery and distribution enhancements that result in lower cost of goods sold and/or operating expenses for Quantum. Quantum shall review with Dell, on an ongoing basis (for each Product) the noncosted bill of materials ("BOM"). Modifications of the supply chain by Quantum after commencement of shipments of Products to Dell are subject to Dell approval.

3.4 Quality Goals. Quality is a material term of this Agreement. Quantum will maintain objective quality programs for all Products and will achieve or exceed agreed quality goals as outlined in Attachment A (the "Quality Goals"). In addition, Quantum will develop a comprehensive quality plan for all Products as specified in Attachment A. Quantum will maintain accurate and legible records of all Product manufacturing methods and specifications. If Quantum fails to achieve the Quality Goals, Quantum will promptly put into place a corrective action plan, as agreed to in writing by Dell, designed to bring Quantum's quality performance back into conformity with the Quality Goals. Notwithstanding any other provision in this Agreement, if Quantum fails to meet the Quality Goals, within forty-five (45) Days after written notice to Quantum, Dell may cancel any outstanding Orders without any liability whatsoever. If Quantum fails to meet the Quality Goals, then Quantum shall refund, repair or replace Products that fail to meet Quality Goals; provided, however, that nothing in this Section 3.4 shall in any way limit the warranty provisions stated in Section 8 or the epidemic failure and Product Hazards provisions set forth in Section 10 and Attachment A. During the term of this Agreement, Quantum will grant Dell reasonable access to and Dell may audit any information reasonably requested by Dell with respect to Quantum's quality performance under this Agreement (see Section 23.1 of this Agreement).

3.5 Electronic Communication. Quantum will maintain electronic communications with Dell via e-mail or the Internet, and will establish and maintain such other commercial communication methods as Dell may reasonably request from time to time. In an effort to minimize lead times, the Parties agree to investigate the Internet as a means for Dell to submit Orders to Quantum. The terms and conditions of the Agreement shall apply to Orders placed through Internet transactions; however, the details of Internet transactions may be the subject of additional terms and conditions agreed to in writing between the Parties.

3.6 Quantum's Service Obligations. Quantum's general service obligations beyond those in particular Sections of this Agreement are set forth in Attachment A.

3.7 Dell Service Tags and Test Plans. Quantum will place Dell Service Tags on Products per Dell Specifications. Quantum will integrate Dell's test plan into its manufacturing process for Products upon mutual agreement. Dell will be permitted to audit Quantum's manufacturing process upon reasonable notice.

4.0  MANUFACTURING LOCATIONS

4.1 Approved Quantum Manufacturing Locations. Quantum's Dell-approved manufacturing facilities for Products as of the Effective Date are listed in Attachment A. All Products that Quantum delivers to Dell will be manufactured at the locations listed in Attachment A. Quantum will provide Dell with ninety
(90) Days advance written notice (except in Force Majeure situations or as otherwise agreed in writing by the Parties) of any proposed changes of manufacturing locations. Changes in such manufacturing locations are subject to Dell's approval and right to audit (see Section 23.1), but Dell will not unreasonably withhold approval of a new manufacturing location. Dell's failure to object to or approve the new manufacturing location in writing within the ninety (90)-Day period specified above will constitute Dell's approval of the new manufacturing location. Quantum will give due consideration to Dell's input
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QUANTUM CONFIDENTIAL                                           DELL CONFIDENTIAL

requirements), quality, timeliness of delivery and manufacturability.

4.2 Dell Manufacturing Locations. [*] Quantum agrees that so long as Quantum receives ninety (90) Days written notice of changes or additions to Dell's manufacturing locations, Quantum will deliver Products to all Dell manufacturing locations under the terms and conditions of this Agreement and provided that such new manufacturing location is in a country where Quantum ships product.

5.0       PRICE AND PAYMENTS

5.1 Product Pricing. The prices, payment terms, lead times and buffer inventory requirements for Products are set forth in Attachment A.

5.2 Taxes and Other Charges. Prices will be stated and payments made in U.S. Dollars. Prices are exclusive of applicable sales taxes, freight, freight insurance, duties and all other taxes, but are inclusive of all other charges including any charges for labeling, packing and crating, any finishing or inspecting fees and any applicable royalties. Dell will have no liability for any tax for which it has an appropriate exemption). Prices include all other charges, including without limitation any charges for: (a) labeling, (b) packaging and crating, (c) any finishing or inspecting fees, and (d) any applicable royalties. Dell has the right to withhold any applicable taxes from any payments due under this Agreement if required by any government authority. Dell will have no liability for any tax for which it has an appropriate exemption. Both Parties agree to make reasonable efforts to help reduce the inventory in the Austin SLC to zero (0) at the end of any calendar year, so as to minimize exposure to property tax assessment by the State of Texas.

5.3 Most Favored Customer Guarantee. The unit prices for each Product unit will be reviewed as required during the term of this Agreement. If Quantum offers Products to any other purchaser on prices and terms more favorable than those offered to Dell for similar quantities of the Products, Quantum shall offer those same prices and terms to Dell. To refresh Products and prices, Quantum will issue a Price Release Letter to Dell. The Price Release Letter will contain revised prices and their effective dates and will be transmitted via facsimile or electronic mail to Dell within twenty-four (24) hours of verbal confirmation. In the event Dell receives multiple, conflicting prices from Quantum, Dell may take advantage of the lowest price for each Product. Price decreases will apply to all Shipments on or after the effective date of the price change, unless either Party notifies the other in writing within ten (10) days of receipt of an error in the Price Release Letter. Dell shall pay pursuant to the currently effective Price when Products are shipped to Dell. Dell's agent, may audit Quantum's compliance with this Section 5 as provided for financial audits in Section 23.1 of this Agreement.

On a quarterly basis, or more frequently as requested by Dell and as necessitated by market conditions, Quantum's pricing for the Products shall be adjusted based on Quantum's cost reductions and competitive market conditions.

5.4 Form of Invoices. Invoices shall be in sufficient detail for Dell to determine the quantity and quality of Products.

5.5       Payment.

5.5.1 Payment for Orders issued by EMEA will be made net thirty (30) Days end of month from the later of the date of Quantum's invoice.

5.5.2 Payment for Orders issued by all other Dell manufacturing locations will be made net thirty (30) Days from the date of Quantum's invoice, with payment within forty-five (45) Days of such date deemed timely.

6.0       SUPPLIER LOGISTICS CENTER, FORECASTS AND ORDERS

6.1 Revolver. Quantum agrees to use the Supplier Logistics Center ("SLC") approved by Dell, at Dell's expense, for each Dell manufacturing location for all Products as follows:

6.1.1 Forecast. On a monthly basis, Dell will provide rolling six (6) month forecasts of projected purchases of Products to Quantum for each Dell manufacturing location, but any such forecasts provided by Dell to Quantum are for planning purposes only, and do not constitute a commitment of any type by Dell or Quantum.

6.1.2 Forecast Confirmation. No later that five (5) days from receipt of the Dell forecast, Quantum will confirm supply for a rolling three (3) month period (current month plus two).

6.1.3 Frame Order. Dell will issue to Quantum a non-binding individual frame Order in writing (via fax or email) to cover Dell's demand for the next month based on Dell's most recent forecast. With each new monthly forecast, Dell will extend this frame Order accordingly, so that the frame Order will continue to cover at least the next month of Dell's forecasted demand. The quantity of Product for each delivery period will be determined by


*Certain information on this page has been omitted and filed
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QUANTUM CONFIDENTIAL                                           DELL CONFIDENTIAL


Dell on the first (1st) calendar workday of the month prior to the beginning of a delivery period. By way of example, and not limitation, the quantity for the month of June will be determined by Dell on the first (1st) workday of May.

6.1.4 Order Confirmation. No later than five (5) Days from receipt of the Dell frame Order, Quantum shall issue an Order acceptance confirming the quantity and Ship Date if Quantum accepts the Order. Quantum may only reject Orders that are not in compliance with the Agreement. Quantum shall notify Dell of the reasons for rejection of an Order within two business days of receipt of such Order.

6.1.5 Inventory. Quantum will establish a capability to deliver additional Product to Dell at the SLC for each Dell manufacturing location in quantities equal to Dell's two (2) week forecasted use requirements (the "Revolver Inventory"). After four (4) weeks of operation, the Revolver Inventory will be calculated as follows: one (1) week based on the average of Dell's Pull Orders for the preceding four (4) weeks and the second week based on the most recent Dell forecast). If Dell requests delivery of any or all of the Revolver Inventory, Quantum shall provide to Dell a schedule by which it shall replenish Revolver Inventory within two (2) business days.

6.1.6 Pull Order. Dell will transmit a Pull Order by fax or other agreed upon means to communicate to Quantum, at the applicable SLC, the part number and quantity of each Product required ("Pull Order"). Dell's transmission of a Pull Order is authorization for Quantum to ship and invoice Dell against the frame Order for the part numbers and quantities set forth in the transmission. Quantum will deliver Product from the SLC upon receipt of the Pull Order.

6.1.7 End of Life ("EOL") Situations. The Parties agree to determine the appropriate Revolver Inventory required for EOL situations. The Parties will work together to reduce Revolver Inventory to zero in EOL situations.

6.2 Form of Orders. Dell may place Orders for Products during the term of this Agreement. All Orders must be: (a) in writing; (b) reference this Agreement; and
(c) contain the following:

(1) description of the Product;
(2) quantity;
(3) price;
(4) requested delivery schedule;
(5) destination (ship-to address);
(6) requested method of shipment; and
(7) shipping instructions.

6.3 Acceleration, Rescheduling and Cancellation of Orders. Dell may accelerate, reschedule or cancel Orders on the terms and conditions stated in Attachment A.

7.0 DELIVERY AND ACCEPTANCE

7.1 Delivery. The terms and conditions of sale and delivery of Products are as stated in Attachment A.

7.2 Packaging. Quantum will handle, pack, mark and ship Products in accordance with Dell's packaging specifications as stated in the then-current Dell Packaging and Labeling Manual (the "Manual"). Dell agrees to timely notify Quantum of changes to the Manual and will provide Quantum with updated copies of the revised Manual as new versions become available. A revised Manual takes effect upon mutual agreement.

7.3 Delivery Documentation. Each delivery of Products must be accompanied by Quantum's delivery document, located in a clearly marked plastic shipping wallet, attached to each appropriate shipping carton. Each delivery document must clearly state the following data: (a) Dell's Order number; (b) Quantum's Product number; and (c) the quantity shipped. Quantum agrees to develop and use a joint Quantum/Dell part number identification method. Dell's name shall not appear on any labels.

7.4 Delivery Schedules. If Quantum believes any shipment may not be delivered on schedule (and without waiver of any rights by either Party), Quantum must provide advance notification to Dell, along with proposed solutions and recovery plans. Except for late shipments due to Force Majeure (see Section 23.11), Quantum will pay expedited freight cost (defined as the cost difference as compared to standard shipping cost) for Products shipped late. If any Products will be delivered more than five (5) business days late, without Dell having been the primary cause of the delay, Dell may cancel or reschedule such Order without any liability whatsoever. Failure or delay by Dell's carrier to pick up Products is not deemed to be a late delivery.

7.5 Open Order Logs. On a weekly basis, Quantum will provide to each Dell manufacturing location a report that details the status of all open Orders.

7.6 Inspection and Acceptance of Products. Before shipment, Quantum will inspect, test and qualify Products for Dell. Dell may, but is not required to, repeat inspection and acceptance tests. Non-complying Products with fewer than one-hundred and fifty (150) power-on hours and less than thirty (30) Days after Dell's shipment to Dell's customer, may be returned for credit, replacement or repair at Quantum's expense. All other in-warranty returns will be handled in accordance with the terms and conditions of Section 9.2. Quantum will repair or replace non-

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conforming Products as stated in the warranty provisions of this Agreement, and no payment shall be due to Quantum until non-conforming Products are repaired or replaced. Dell will make returns of non-conforming Products within a reasonable time.

8.0     WARRANTIES

8.1 General Warranty. Quantum warrants that all Products (hardware content) will meet all specifications set forth in Attachment A. Quantum warrants that all Products (software content) will substantially meet all specifications set forth in Attachment A [*] Quantum warrants that all Products delivered hereunder to Dell will be new (except for repaired or returned Products), free and clear of all liens, claims and encumbrances. Quantum warrants that Dell will acquire good and marketable title to all Products upon delivery to Dell. Quantum warrants that all Products will be free from defects in material and workmanship for a period of [*] from the date the Products are shipped by Quantum. This [*] month warranty may be extended as follows: if Dell or Dell's customer returns Products to quantum and Quantum delivers repaired Products to Dell or Dell's customer in satisfaction of this warranty, then the repaired Products shall be covered under the remaining portion of the original warranty period; provided however, that the specific repair shall be subject to a minimum [*] warranty even if the original warranty period expires sooner.

8.2 Date Data Warranty. Quantum warrants that all Products, at no additional cost to Dell and without human or other intervention, will accurately process date data (including, but not limited to, calculating, comparing and sequencing) between the twentieth and twenty-first centuries.

8.3 Good and Workmanlike Fashion Warranty. Quantum warrants that Quantum possesses the skills to and will perform services and obligations hereunder in a good and workmanlike fashion.

8.4 Prompt Satisfaction of Warranties. Dell's remedy for breach of the warranties in this Agreement is repair or replacement of Products. Quantum will promptly repair or replace all Products that do not meet the terms of all warranties in this Agreement. If quantum does not remedy a breach of warranty under this Agreement within ten (10) Days of notice, Dell may seek money damages from Quantum and Dell may immediately terminate this Agreement.

8.5 Warranties Non-transferable. Quantum extends the warranties in this Agreement only to Dell and Dell may not transfer these warranties.

8.6 No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THERE ARE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, FOR PRODUCTS FURNISHED HEREUNDER OR IN CONNECTION HEREWITH. QUANTUM DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

9.0     REPAIRS AND RETURNS

9.1 General Repair Obligation of Quantum. Products may need repair or replacement: (a) during applicable warranty periods (see Sections 8.1-8.3 of this Agreement) because of the failure of the Product to meet Quantum's warranties; (b) after a warranty has expired; or (c) for a problem not caused by any failure of Quantum's warranties. In any of these cases, Products may fail in the field or Dell may discover the need for Product repair or replacement at Dell's manufacturing locations. Products in need of repair or replacement may be returned to Quantum from the field or directly from Dell's manufacturing locations or Dell may receive credit as detailed below. During the term of this Agreement, Quantum will repair or replace all Products according to the terms and conditions in this Section 9.

9.2 Warranty Repairs and Replacement. Dell may return defective Products under warranty to Quantum immediate repair or replacement as specified in this
Section 9.2. Dell will ship defective Products under warranty to Quantum at Quantum's expense. Quantum must return repaired or replacement Products to any Dell manufacturing location that Dell specifies at no charge to Dell. Quantum agrees to ship a repaired or replacement Product to Dell within two (2) business days after Quantum's receipt of the defective Product, or for Products that cannot be repaired within two (2) business days of Dell's request to Quantum. Quantum must clearly mark repaired Products and will segregate repaired Products from other Product shipments to Dell.

9.3 Out of Warranty Repairs. Quantum will make out-of-warranty repair service and Products available to Dell for at least two (2) years after the expiration of the warranty period following the last delivery of each model of Product to Dell under this Agreement. Our-of-warranty repairs will be at prices that the Parties will reasonably agree to before five (5) years from the Effective Date. In addition, at Dell's request, Quantum agrees to discuss with Dell the possible certification of a third party repair center

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to perform repair of Products. Such discussion would be triggered by concerns over insufficient repair capacity, poor response time, or repair quality. Dell shall consult with Quantum prior to certifying such third party repair center.

9.4 End of Life. At the end of a Product's life cycle, Dell and Quantum will collaborate on a periodic forecast of requirements for Parts for Products. If a
Part vendor cannot support a Product for five (5) years after delivery of Products to Dell, Quantum will notify Dell of opportunities to procure Parts for those Products on behalf of Dell and inventory such Parts at Dell's expense.

9.5 Price Protection. All replacement Product prices shall be listed in a standard Quantum Products price list, which may be changed by Quantum once annually. Quantum will provide Dell with at least sixty (60) Days prior notice of price changes.

9.6  Field Returns.

9.6.1 Dell may make field returns directly to Quantum. At Quantum's request, or Dell's option, Dell will consolidate field returns into five (5) regions and send them back to Quantum's manufacturing locations on a monthly basis without testing: (a) the Americas; (b) Europe, Middle East and Africa; (c) Japan; (d) China; and (c) Asia, other than Japan and China. Quantum will perform tests within [*] after receipt of failed Products and ship replacement Products as provided in Section 9.2.

9.6.2 As a goal, the Parties agree to collaborate on a process where Quantum would give Dell access to a web-based return material authorization ("RMA") delivery procedure that will provide Dell with immediate access to RMA Numbers on an as-needed basis. At a minimum, Dell will have access to and use of blocks of at least 500 RMA numbers at any time.

9.6.3 Quantum will perform all testing required by this Agreement. The Parties will work together to segregate and separately report line and field returns by Dell's manufacturing locations. At Dell's request, Quantum will provide a preliminary failure analysis report within [*] after receipt of Products. Quantum will complete a final failure analysis report within [*] after receipt of Products and a second level (to component level) analysis within [*] after receipt of Products. Dell will provide Quantum with relevant failure date and error logs, as necessary. Quantum will provide a monthly failure analysis report, including (at a minimum) the following information as available: (a) serial number; (b) Dell-provided symptom; (c) Quantum subsystem; (d) defect found, if any; (e) root cause; (f) short term fix; and (g) long term corrective action.

9.6.4 If Quantum has reasonable cause to believe that Dell's quality control process has allowed [*] or more of No Fault Found ("NFF") Products to be returned to Quantum, Quantum will notify Dell. Dell and Quantum will cooperate to examine Dell's process and work to improve service delivery to reduce NFF Products. The Parties will confer to address appropriate steps to correct Dell's quality control process. The Parties will establish an acceptable verification process for NFF Products.

9.6.5 For Products failing in the field, Dell will pay transportation charges for shipping Products to Quantum's manufacturing locations and Quantum will pay transportation charges for shipping repaired or replacement Products to Dell's designated location.

10.0  EPIDEMIC FAILURE, PRODUCT HAZARDS AND ENGINEERING CHANGES

10.1 Epidemic Defect. Quantum is responsible for all loss, liability, cost and expense (whether inside or outside the warranty period) with respect to defects caused by design, manufacturing process or material that constitute epidemic defects. "Epidemic Defect" is defined as the same defect found in [*] or more of the units delivered during any [*] period. Epidemic Defects may be identified by Dell, Dell's designated service provider, Quantum's test procedures or may appear as customer-reported failures. Quantum and Dell will cooperate to promptly determine the root cause of the failures. If the root cause is determined, then Quantum and Dell will cooperate in good faith on a corrective action plan. If an Epidemic Defect occurs, Dell may stop delivery of Products without penalty or liability until the root cause is determined. In addition to any applicable warranty, Quantum will be responsible for all costs associated with resolving an Epidemic Defect, where the root cause is Quantum's negligence, fault or error, including without limitation all Product recall costs.

In addition, in the event Epidemic Defects are identified in the hard disk drives, Dell may elect to procure HDDs from other vendors and consign them to Quantum for use in manufacturing Products. The Product price will be adjusted by subtracting Quantum's cost for HDDs. Quantum shall be responsible for all incremental costs necessary to enable the consignment of HDDs by Dell. In the event of any use of non-Quantum HDDs, Quantum shall not have any responsibility for any perceived problem in the Product constituted with such HDDs, if the perceived problem cannot be demonstrated on Product constituted with Quantum HDDs. Quantum shall have no responsibility to test, alter, rework, or otherwise technically interact with non-Quantum HDDs or to share

*Certain information on this page has been omitted and filed
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any Quantum HDD information with any Quantum HDD competitor. Dell will not be released from any obligation of confidentiality as to information related to Quantum HDDs. The Parties shall discuss the feasibility of the above described consignment provision for each new Product.

10.2 Product Hazards. If either Quantum or Dell becomes aware of any information that reasonably supports a conclusion that a hazard may exist in any Product, and the hazard could cause death or bodily injury to any person or property damage (a "Hazard"), the Party becoming aware of this information shall immediately notify the other Party of the Hazard. Whenever possible and if permitted by law, notification to the other Party will precede notice to any governmental agency. Quantum and Dell will promptly exchange all relevant data and then, as promptly as possible, meet to review and discuss the information, tests and conclusions relating to the Hazard. The Parties will discuss the bases for any action, including without limitation a recall, and the origin or causation of the Hazard. Quantum will be responsible for all costs associated with resolving a Hazard, including without limitation any recall costs. Each Party shall, on request, provide to the other Party reasonable assistance in determining how best to deal with the Hazard and preparing for and making any presentation before any governmental agency that may have jurisdiction over the Hazard.

10.3 Engineering Change Orders. Quantum will provide sixty (60) Days prior written notice of proposed changes that affect the industrial design, form, fit, function or maintainability of the Products. No such changes may be made without Dell's written consent in the form of an agreed-to Engineering Change Order ("ECO"). If Dell wishes to reject a proposed ECO, Dell must provide written notice of rejection within thirty (30) Days after receipt of the proposed ECO. If Dell rejects an ECO, Quantum will continue to provide Products without implementing the proposed ECO. If either Party determines that implementation of an ECO is critical to the proper manufacture of Products or if such implementation is required to satisfy government standards or for safety, the Parties agree to waive the notice requirements of this Section 10 and work cooperatively to resolve the implementation of the ECO. Quantum will reasonably notify Dell of ECOs that do not affect the industrial design, form, fit, function or maintainability of Products. Quantum agrees to supply Dell for evaluation purposes with up to twenty-five (25) samples of family of Products and a completed test plan that incorporates the agreed to ECO. Under no circumstances shall Dell resell any samples of the Product.

10.4 Dell-Originated ECO. Dell may request ECOs to correct deficiencies or improve the Product. Such Dell-originated ECOs shall be handled in accordance with Section 10.3 above. If, however, Dell requires Quantum to implement a Dell-originated ECO solely for Dell's convenience (a "Convenience ECO"), Dell will be responsible for any Parts rendered scrap or surplus solely as a result of the Convenience ECO, provided that the implementation date of such Convenience ECO has been agreed to by the Parties and Quantum has provided Dell with reasonable written estimates of the scrap or excess. In addition, Dell will pay reasonable expediting charges to implement the Convenience ECO if Dell requires implementation faster than the normal lead times for the affected Products.

10.5 Changes to Parts/Suppliers. Quantum will provide Dell with sixty (60) Days notice of proposed changes in Parts or suppliers, to provide Dell an opportunity to approve the new Parts or suppliers. Dell will provide a response within fifteen (15) Days after receipt of notice of the proposed change in Parts or suppliers. If Dell does not respond within fifteen (15) Days, such changes shall be deemed to be accepted by Dell.

11.0 LICENSE NEGOTIATIONS

Promptly after the Effective Date of this Agreement, the Parties shall discuss, in good faith, the Parties' interest in negotiating a license agreement covering certain intellectual property of the Parties. The scope of and other terms and conditions governing any such license shall be as mutually agreed upon by and between the parties in writing.

12.0 LICENSES TO DELL

12.1 Software. Dell is granted a non-exclusive, royalty free, worldwide, right and license, to use, reproduce and distribute the Product's Software, in binary code form, by any method of distribution, solely in connection with Dell's sales and support of the Products and Licensed Products. Quantum agrees to provide any commercially released updates and modifications to the Software for the Products purchased by Dell hereunder and the Licensed Product during the Term of the Agreement. Dell shall not reverse engineer, reverse assemble or otherwise derive the source code of any Software provided hereunder and shall otherwise use and permit its customers to use the Software solely as provided in the license agreement provided by Quantum with the Software.

12.2 Customer Documentation. Quantum agrees to provide Dell with Product documentation ("Documentation"). The structure and content of the Documentation will be as specified by Dell. The

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QUANTUM CONFIDENTIAL                                           DELL CONFIDENTIAL

Documentation shall be provided in PDF or HTML formats, unless otherwise requested by Dell. Any references to Quantum in the Documentation will be replaced by references to Dell. Dell may reproduce and distribute the Documentation in hard copy or softcopy form as well as in electronic form on bulletin boards. Quantum agrees to provide Documentation to Dell in the following national languages: English, German, French, and Spanish. With respect to translations, Quantum's obligation to modify the graphical user interface ("GUI") and Help text is excluded.

12.3 Marketing Materials. Quantum hereby grants to Dell the nonexclusive, non-assignable, royalty-free right to use, possess, derive, copy, modify, display, publish, and distribute Quantum marketing materials; provided that all applicable Quantum copyright notices, licenses, and proprietary notices are fully reproduced on each copy. Quantum marketing materials shall be re-branded "Dell". In addition, Dell may not use the marketing materials licensed under this Section to position Quantum's branded version of Products as competitive to Dell's branded version of Products.

12.4 Field Service Documentation. Quantum hereby grants to Dell the nonexclusive, non-assignable, royalty-free right to use, possess, derive, copy, modify, display, publish and distribute the Quantum field service documentation and information necessary to sell, distribute, lease and maintain Products and Licensed Products (excluding such materials for HDDs); provided that such field service documentation shall be used solely for Dell's internal purposes or that of third party maintainers subject to confidentiality provisions at least as restrictive as those set forth in the Agreement for the maintenance and upgrade of the Products or Licensed Products sold, leased or distributed by or for Dell.

12.5 Trademarks. During the term of this Agreement, Quantum hereby grants Dell a nonexclusive, non-assignable, royalty-free, worldwide right to use Quantum Trademarks in connection with advertising, promotion and sale of Products and Licensed Products. "Quantum Trademarks" shall mean those trademarks, trade names, service marks, slogans, designs, distinctive advertising, labels, logos and other trade-identifying symbols as are, have been or will be developed and used by Quantum on the Products anywhere in the world and which Quantum has a right to license, upon which the Parties shall mutually agree in writing.

12.6 Revocability of Licenses. Except for the Conditional Manufacturing License described in Section 12.7 below, the licenses set forth herein, to the extent such licenses cover Product purchased by Dell prior to the expiration or termination of this Agreement, shall continue for a period of five (5) years after the expiration or termination of the Agreement. The licenses set forth herein shall otherwise terminate concurrently with the expiration or termination of this Agreement or shall terminate immediately in the event the licensee files a voluntary petition in bankruptcy, or under any similar insolvency law makes an assignment for the benefit of licensee's creditors, or if any involuntary petition in bankruptcy or under any similar insolvency law is filed against licensee or a receiver is appointed for, or a levy or attachment is made against, substantially all of such licensee's assets.

12.7   Conditional Manufacturing License.

12.7.1 Conditional License Grant. Subject to Section 12.7.2 of this Agreement, Quantum hereby grants to Dell a limited, personal, non-assignable, worldwide, nonexclusive, royalty-bearing license to make, have made, use, have used, manufacture and have manufactured Products (Licensed Products) and to test, assemble, repair, modify (hardware only) and sell to Dell's customers the Licensed Products (the "Conditional Manufacturing License"). In addition, the grant of manufacturing rights includes the right of Dell to procure directly from Quantum, or any Quantum contract manufacturer, any or all of the parts or assemblies related to the Products. Upon Dell's exercise, as described in
Section 12.7.2 below, of the Conditional Manufacturing License, Quantum shall immediately provide notice to such contract manufacturers permitting them to sell such parts or assemblies directly to Dell.

12.7.2 Conditional Exercise by Dell. Dell may exercise the Conditional Manufacturing License granted in Section 12.7.1 above only: i) in the event that Quantum's Revolver Inventory is materially out of stock for twenty-one
(21) consecutive Days, for any reason not caused by Dell or a Force Majeure event; ii) in the event that a majority interest of the equity or assets of Quantum is transferred to an unrelated third party, except through IPO; or iii) in the event that Quantum attempts to assign the Agreement without Dell's prior written consent, except to Quantum Corporation. In the event Dell exercises the Conditional Manufacturing License because Quantum's Revolver is materially out of stock, the License shall be limited in scope only to the Products that were out of stock. Dell shall notify Quantum in writing of the date on which it intends to exercise the Conditional Manufacturing License. The Conditional Manufacturing License shall expire eighteen (18) months after the date it is exercised by Dell.

12.7.3 Escrow. Within ninety (90) Days after the Effective Date, the Parties shall enter into an agreement (the "Escrow Agreement") with a third party escrow agent, at Dell's expense. Quantum shall provide to such escrow agent all specifications, designs, discoveries, inventions,

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QUANTUM CONFIDENTIAL                                           DELL CONFIDENTIAL

modifications, computer programs (in binary and source form), technical information, procedures, improvements, developments, drawings, notes, documents, information, manufacturing methods and materials, in any form, that Quantum then currently uses to manufacture Products purchased hereunder by Dell, excluding any HDD information (the "Manufacturing Packages"); provided, however, that Quantum shall not be obligated to provide any information related to the design, development, or manufacture of HDDs. Quantum shall provide updates to the Manufacturing Packages as necessary, but no less frequently than every three (3) months. The Manufacturing Packages shall be provided in such form and media as may be implemented using Dell's then existing systems, to the extent Quantum is reasonably able to do so. The Escrow Agreement shall provide that the escrow agent shall deliver to Dell the Manufacturing Packages immediately upon Dell's bonafide election to exercise, as described in Section 12.7.2 above, the Conditional Manufacturing License. Quantum shall reasonably assist Dell with the installation and implementation of such Manufacturing Packages in the event Dell exercises the Conditional Manufacturing License. The Parties shall equally share the costs of such implementation. Dell shall not use any Software source code for any purpose other making bug fixes to the Software that are necessary to enable Dell to ship the Licensed Product during the eighteen (18) month term of the Conditional Manufacturing License. Quantum shall own all right, title and interest in and to such bug fixes.

12.7.4 Sublicensing. The license in Section 12.7.1 and Manufacturing Packages may, at Dell's sole discretion, be sublicensed to a contract manufacturer, that is not a competitor of Quantum, selected by Dell to assist Dell in the manufacture or preparation of the Licensed Products; provided, however, that Dell shall impose confidentiality and Intellectual Property restrictions on the contract manufacturer that are at least as restrictive as those set forth in
Section 17 and Non-Disclosure Agreement #3688. Any sublicense granted by Dell pursuant to this Section 12.7.4 shall be in writing and contain terms that otherwise protect Quantum's right, title and interest in and to the Product and Software at least to the extent of this Agreement. Dell hereby agrees to ensure the performance of any contractor manufacturer receiving a sublicense from Dell.

12.7.5 Per Unit Royalty for Licensed Products. Subject to the royalty accounting and payment provisions of Section 14, DELL shall pay Quantum a per unit royalty for each Licensed Product sold by Dell in an amount that is equal to [*]

12.8 License Exclusions. Nothing contained in this Agreement shall be construed as:

(a) conferring by implication, estoppel or otherwise any license or right except the licenses or rights expressly granted to a Party hereunder;

(b) an obligation to modify the design or operation of any part of the Intellectual Property licensed under this Agreement;

(c) an obligation to bring or prosecute actions or suits against third parties for infringement;

(d) an obligation to grant by implication, estoppel or otherwise a manufacturing license to Dell for any Quantum Product other than as expressly stated herein;

(e) impairing any right of Quantum or Dell to market, directly or indirectly, other products or services competitive with those offered by Quantum or Dell Quantum and Dell shall be free to market, directly or indirectly, to other customers; or

(f) implicitly limiting Dell's freedom and flexibility to distribute and market the Products and Licensed Products, including, without limitation, the decision whether to distribute or discontinue distribution of the Products or Licensed Products; or

(g) transferring ownership of any intellectual property in the Software from Quantum.

12.9 All licenses and other rights granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, or replacement provisions thereof (the "Code"), licenses of rights to "intellectual property" as defined under Section 101 of the Code. The Parties hereto agree that the licensee or holder of such rights under this Agreement shall retain and may fully exercise all of its rights and elections under the Code.

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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QUANTUM CONFIDENTIAL                                           DELL CONFIDENTIAL

13.0 Indemnification.

If a third party claims that any Product, Software or Licensed Product ("Indemnified Item") infringes that party's patents, copyrights, trademarks, trade secrets or other intellectual property rights, Quantum will defend, indemnify and hold Dell harmless against that claim at Quantum's expense and pay all costs, damages, and attorney's fees that a court finally awards, provided that Dell: (a) provides reasonable notice to Quantum of the claim; and (b) allows Quantum to have sole control (dell, however, may be represented at its expense by counsel of its own choice), and reasonably cooperates with Quantum in the defense and any related settlement negotiations. If such a claim is made or appears likely to be made about an Indemnified Item in Dell's inventory, Dell agrees to permit Quantum to either enable Dell to continue to market the Indemnified Item, or to modify or replace it. If Quantum determines that none of these alternatives is reasonably available, Dell will return the Indemnified Item freight collect at Quantum's request for a credit at the purchase price. Quantum has no obligation to the extent any claim is based on: (i) any modification of an Indemnified Item by or on behalf of Dell or its use in other than its specified operating environment; or (ii) the combination, operation, or use of an Indemnified Item with any product, data, or apparatus that Quantum did not provide under this Agreement (this exclusion under (ii) does not include infringement solely from the Indemnified Item, as opposed to its combination, operation, or use with any product, data, or apparatus that Quantum did not provide under this Agreement); or (iii) infringement by a non-Quantum product alone as opposed to its combination with the Indemnified Item.

14.0 ROYALTY PAYMENTS AND AUDITS

14.1 Royalty Payments. Royalties due to Quantum under this Agreement shall accrue at the time Dell invoices a customer for a Licensed Product. Dell shall furnish a royalty report to Quantum within thirty (30) Days after the end of each of Dell's fiscal quarters for so long as royalties are due under this Agreement. Such royalty reports shall specify the total amount of royalties payable to Quantum with respect to all Licensed Products sold, leased, licensed or otherwise disposed of (excluding Licensed Products which are used by Dell for evaluation, testing, and demonstration purposes) by or on behalf of Dell during such Dell fiscal quarter. Payments shall be provided at the same time royalty reports are provided to Quantum. All computations relating to determination of the amount of royalties due shall be made in accordance with generally accepted accounting principles. Each royalty report shall contain information in sufficient detail to verify the accuracy of each royalty payment due and payable pursuant to this Agreement. Royalty payments due from Dell to Quantum for Licenced Products shall be calculated in accordance with Section 12.7.5. Royalty reports and payment shall be made to Quantum as follows:

     Quantum Corporation
     500 McCarthy Blvd.
     Milpitas, CA 95035
     Attn: Accounts Receivable
     cc: Account Executive, Dell

14.2 Royalty Records and Audits. Dell shall keep adequate records of Dell's sales and licensing of Licensed Products from which it shall be possible to audit the accuracy of the royalties remitted to Quantum pursuant to this Agreement. Quantum shall have the right, at mutually agreeable times during normal working hours of Dell, to examine such books and records for audit purposes no more often than once each twelve (12) month period from the execution of this Agreement. Quantum shall provide Dell with at least thirty
(30) Days advance notice of Quantum's intent to conduct an audit. Such audit shall be performed at Quantum's expense by independent, nationally recognized auditors selected by Quantum and approved by Dell. Dell shall not unreasonably withhold such approval. Audits will be conducted in such a manner as not to interfere with Dell's normal business activities. Audits hall be conducted pursuant to the confidentiality provisions of Section 17 of this Agreement and NDA #3688. Dell shall keep files and books of account containing the data reasonably required for the full computation and verification of Dell's sale sand royalties paid hereunder for two (2) years after the date of submission of each royalty report.

15.0 BRANDING, MARKETING, FULFILLMENT, NRE AND SUPPORT

15.1 Branding. Quantum will place the Dell brand or the brand of a Dell OEM customer, on the product per Dell's ID specification. Any costs and expenses associated with modifications required to support Dell's OEM customers will be borne by Dell or Dell's OEM customers. Dell will provide scalable artwork to Quantum to enable the above requirement.

15.2 Marketing. Quantum shall provide Dell personnel access to a Quantum pre-sales support desk. Quantum and Dell shall participate in cooperative demand generation activities, to be funded by a jointly funded market development fund ("MDF"). Dell shall be required to provide a detailed marketing plan showing how the MDF is to be utilized prior to disbursement of any funds by Quantum. Dell Product Marketing shall recommend that Dell's sales segments use Quantum's minimum advertised pricing guidelines with respect to the Products. Notwithstanding the above, Dell's sales segments shall be solely and independently responsible for establishing end-user pricing to Dell's customers.

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QUANTUM CONFIDENTIAL                                           DELL CONFIDENTIAL



15.3 Fulfillment. The Parties agree to work together to develop an acceptable alternative order entry and fulfillment process, at Dell's expense.

The Parties agree that the preferred fulfillment method would be a system where Dell would accept the customer order and pass the order specifics to Quantum, including the customer name and ship-to address. Quantum would then fulfill the order within 48 hours of receipt from Dell and ship the Product directly to the Dell customer. Customer returns will be handled by Quantum issuing a RMA and drawing from a Dell-specific swap pool. Quantum will ship an advance replacement unit after taking credit card or order information to ensure return of a broken unit. When Quantum ships a replacement unit, Quantum will provide an order update to correct Service Tag information.

Alternatively, Dell will place Orders with Quantum as described in this Agreement.

15.4 NRE. Unless otherwise agreed by the Parties, Quantum will fully fund all NRE for all Products sold to Dell.

15.5 Support. Dell will handle Level 1 service calls. Quantum will handle level 2, level 3 and level 4 service calls, all of which shall be more fully described in a separate support agreement. Quantum will fix in a timely manner all Software bugs reported by Dell.

Quantum will provide support for Software to Dell at no additional charge. Quantum will provide a blind FTP site for Dell specific software downloads. Dell will provide a support page on the Dell site with links to Quantum's blind FTP site as needed. Quantum agrees that Dell may access and use the Quantum technical support database for the Product for support level analysis of the Product.

Quantum will develop a written Support Agreement to be approved by Dell (the "Support Agreement"). The Support Agreement will detail Quantum's support functions in each of five (5) phases of service:

(a)  before Product launch;

(b)  in warranty and production by Quantum;

(c)  in warranty but out of production by Quantum;

(d) out of warranty and production by Quantum but within the period of time described in Section 9.3 for each model of Product; and

(e) out of warranty and production by Quantum and outside the period of time described in Section 9.3 for each model of Product.

The Support Agreement will be updated by Quantum, subject to Dell's approval, once a year on the anniversary of Dell's approval of the original Support Plan.

Quantum will provide at no cost to Dell all training reasonably necessary to enable Dell service technicians to repair Products in the field. Training support will include without limitation repair, manuals and engineering diagrams of all Products and training courses on Product repair. Training courses will be held a minimum of once a quarter at Quantum's manufacturing locations. Dell will bear the expenses for Dell's service technicians to travel to and attend training classes.

15.6 Development Support. The Parties shall cooperate on device driver, file system and microcode interfaces.

16.0 PRODUCT WITHDRAWAL AND NEW PRODUCTS

16.1 Product Withdrawal. Quantum will provide Dell with at least ninety (90) Days' prior written notice of the planned last date of manufacture of a Product family. Quantum will ship Product for all Orders that Quantum has accepted before the last date of manufacture. Subject to Product inventory after the last date of manufacture, Quantum will accept Orders from Dell for Products for an additional three (3) months after the last date of manufacture. Additionally, Quantum will retain Parts for Products for the warranty period, plus two (2) years from the date of the last sale of each model of Product to Dell (or such longer period as may be required by Dell). At the end of such period of time, Quantum will cooperate with Dell to allow Dell to make a final large volume Order for Parts. If Parts supplied by third parties to this Agreement are not available Quantum will use Quantum's best commercial efforts to provide similar Products with equivalent or better functionality at a commercially reasonable price, not to exceed 10 percent of the price at which such Product or Part was most recently sold to Dell. Dell shall comply with all provisions set forth in each EOL letter issued by Quantum to Dell with respect to the Products and Parts.

16.2 New Products Must Be Offered to Dell. The Parties will share relevant product roadmap information at least every three (3) months. During the term of this Agreement, Quantum will offer to sell to Dell all Quantum Snap Division Corporation products developed, manufactured, distributed or sold directly to end-users by Quantum, or by Quantum to Quantum's resellers. Dell will have access to such products early enough in the


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QUANTUM CONFIDENTIAL                                           DELL CONFIDENTIAL

product development cycle to introduce Products simultaneously with Quantum's introduction of such products to end-users to Quantum's resellers. If Dell agrees to purchase new products, the new products will be added to Attachment A and will become Products subject to the terms and conditions of this Agreement. Quantum will make available and sell Products to Dell prior to Quantum's FCS date. Prior to the addition of a Product to Attachment A, the Parties will agree on a schedule for Dell's introduction of the Product to Dell's customers that will include at a minimum the appointment of business and technical contacts for each Party to monitor compatibility issues and other Product release issues. In the event that Quantum is unable to comply with the terms of the agreed upon schedule for Product introduction, including without limitation Quantum's failure to meet the agreed upon Product launch date, the Parties will negotiate in good faith, the amount, if any, that Quantum will reimburse Dell for all direct costs, expenses and losses incurred by Dell as a result of such non-compliance. Quantum will supply to Dell prerelease versions of Products that are added to this Agreement pursuant to Quantum's standard beta program, but in no event later than any of Quantum's other customers.

16.3 Training for New Products. Prior to the general availability of a Dell Offering containing any new Product, the Parties will agree upon training that Quantum will provide to Dell for sales, customer support and technical support. Quantum will obtain Microsoft Corporation's certification to the applicable current PC specification and WHQL standards, if required, for the Products and all other certifications required by Dell.

16.4 Ramp Up Plans. Quantum will provide detailed ramp up plans for all new Products. Quantum agrees to standardize all new Products for Dell systems. Dell will be entitled to participate in all hardware and software design phases for all new Products, and in the formulation and direction of Quantum's future product and technical roadmaps.

16.5 New Product Diagnostics. Quantum will cooperate with Dell to develop Product diagnostic specifications for all Products. Quantum will provide to Dell manufacturing, customer and filed diagnostics complying with mutually agreed upon diagnostic specifications at least ninety (90) Days prior to Dell's shipment of a Product.

16.6 Samples. As reasonably requested by Dell, Quantum will provide to Dell at no charge a mutually agreed number of samples (stated in Attachment A) of new Products for Dell's validation, compatibility and test processes. Such Products shall be delivered to Dell as directed by the Dell Strategic Commodity Manager.

17.0    CONFIDENTIAL INFORMATION

Any confidential information that will be disclosed by either Party related to this Agreement shall be disclosed pursuant to the terms and conditions of the Non-disclosure Agreement #3688 between the Parties. The terms and conditions of this Agreement shall be deemed to be confidential information. Neither Party may publicly release any information relating to this Agreement, including the existence of this Agreement, or use the other Party's name (excluding routine references to the Parties' customer-vendor relationship in marketing literature, sales calls and legally required filings) or names of the other Party's officials, without, with respect to Dell, first receiving the prior written approval of Dell's Corporate Communications department and, with respect to Quantum, first receiving the prior written approval of an authorized representative of Quantum. No other department within Dell is authorized to consent to public releases of information. Dell's obligations of non-disclosure with respect to the Manufacturing Packages shall be as set forth in the Escrow Agreement.

18.9    TERM AND TERMINATION

18.1 [*] Term. The initial term of this Agreement is [*] beginning on the Effective Date. This Agreement will automatically renew for consecutive additional one (1) year terms unless either Party notifies the other Party of its intent to terminate the Agreement at least ninety (90) Days before the end of the then-current term.

18.2 Mutual Agreement Termination. If either Party desires to terminate this Agreement prior to the end of the initial term, the Parties agree to enter into discussion of early termination.

18.3 Termination for Cause. Either Party may, at its option and upon written notice to the other Party, terminate this Agreement if: (a) a material breach of this Agreement by the other Party is not remedies within thirty (30) Days after the breaching Party's receipt of written notice of the breach; (b) the other Party admits in writing its inability to pay its debts generally as they become due, files a petition for bankruptcy or executes an assignment for the benefit of creditors or similar document; (c) a receiver, trustee in bankruptcy or similar officer is appointed for the other Party's property; or (d) or this Agreement is assigned without the prior written consent of the other Party to this Agreement.

18.3 Effect of Termination. In the event of any termination of this Agreement, the provisions of this Agreement shall continue to apply to all Orders accepted by Quantum prior to the effective date of such termination. Upon termination by either Party for cause, any monies


*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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QUANTUM CONFIDENTIAL                                           DELL CONFIDENTIAL

due to the other Party hereunder shall become promptly due and payable and any tooling, loaned equipment or test fixtures provided by Dell to Quantum must be promptly returned unless otherwise requested in writing by Dell. Except in the case of a material breach, termination of this Agreement shall not relieve either Party of any obligation to make payments that may be owed to the other Party under the terms of this Agreement or any other provisions of this Agreement that survives pursuant to Section 23.13. Termination shall not exclude other remedies for failure of a Party to perform its obligations.

19.0 LIMITATION OF LIABILITY

EXCEPT FOR THE SPECIFIC INDEMNITIES PROVIDED FOR IN THIS AGREEMENT, DELL'S OBLIGATIONS WITH RESPECT TO THE SOFTWARE AND THE PARTIES' RESPECTIVE OBLIGATIONS WITH RESPECT TO CONFIDENTIAL INFORMATION, THE PARTIES EXPRESSLY AGREE THAT IN NO EVENT SHALL EITHER PARTY BE LIABLE OR RESPONSIBLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES WHATSOEVER, INCLUDING WITHOUT LIMITATION LOST PROFITS AND DAMAGES RESULTING FROM LOSS OF USE OR LOST OR CORRUPTED DATA OR SOFTWARE EVEN IF SUCH PARTY HAS BEEN ADVISED, KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY THEREOF. BOTH PARTIES EXPRESSLY WAIVE ANY CLAIMS DESCRIBED IN THE PRECEDING SENTENCE.

20.0 [*]

21.0 COMPLIANCE

21.1 The Parties, at their expense, will comply with all applicable laws, orders and regulations of any governmental authority with jurisdiction over their activities in connection with this Agreement and will furnish to each other any information required to enable a Party to comply with applicable laws or regulations related to the Products.

21.2 Import/Export Requirements. Quantum will certify to, and mark Products and packaging with, the country of origin for each Product so as to satisfy the requirements of customs authorities of the country of receipt and any other applicable laws. If any Products are imported, Quantum will, at Dell's request, either (i) allow Dell to be the importer of record or (ii) provide Dell with any documents required to prove importation and to transfer any duty drawback rights to Dell. Quantum will not, directly or indirectly, export, re-export or transship Products in violation of any applicable export control laws and regulations promulgated and administered by the U.S. or the government of any country with jurisdiction over the Parties or the transactions contemplated by this Agreement ("Export Laws"). In addition, Quantum agrees to indemnify, defend and hold Dell harmless from any loss, expense, penalty or claim against Dell due to Quantum's violation or alleged violation of any Export Laws with respect to Products sold to Dell hereunder. Quantum's obligation to indemnification pursuant to his Section 21.2 shall be subject to the limitations set forth in
Section 13.0(a) and (b). Dell may audit Quantum's compliance with this Section in accordance with the procedures set forth in 23.1 of this Agreement. Unless otherwise advised in writing prior to shipment Quantum represents and warrants that all Products are freely exportable to all countries other than those which are generally subject to U.S. embargo. Quantum agrees, (a) immediately upon request by Dell, to provide any and all information reasonably required to comply with all such laws for the importation and exportation of the Products, including without limitation, applicable Export Control Classification Numbers; and (b) immediately upon learning of any restrictions or the importation or exportation related to the Products, to provide such information to Dell in writing.

21.3 Quantum is responsible for obtaining and maintaining all necessary U.S. and foreign regulatory approvals for the Product(s). Additionally, Quantum will assist Dell in addressing problems with its Products that contribute to a Dell system's failure to meet any regulatory requirement due to Quantum Products being integrated into the Dell system.

22.0 NOTICES

Any notice given under this Agreement must be in writing in English and delivered by certified or registered mail, return receipt requested, postage prepaid and addressed as follows or to such other addresses as may be designated by notice from one Party to the other, all such notices being effective on the date received or, if mailed as set forth above, three (3) days after the date of mailing. The Parties may only change notice addresses by following the notice provision in this Section.

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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QUANTUM CONFIDENTIAL                                           DELL CONFIDENTIAL

If to Dell:              If to Quantum:

Dell Product L.P.        Quantum Snap Division
One Dell Way             Corporation
Round Rock, TX 78682     2001 Logic Drive
Attn: Vice President,    San Jose, CA 95124
Worldwide Procurement    Attn: Account Executive,
cc: General Counsel             Dell
                         cc: Manager, Corporate
                              Contracts

                         with a copy to:
                         Quantum Corporation
                         500 McCarthy Boulevard
                         Milpitas, CA 95035
                         Deputy General Counsel,
                         General Legal

23.0 MISCELLANEOUS

23.1 Audits. Dell may audit the portions of Quantum's manufacturing locations or corporate headquarters that relate to Products, and review and copy any information reasonably relevant to the purpose of any audit permitted by this Agreement. In addition, Dell may: (a) inspect Products at any stage of production or testing; (b) review Quantum's facilities and quality control procedures; and (c) accompany Dell customers on visits to Quantum's manufacturing locations. Dell shall have the right, at mutually agreeable times during normal working hours of Quantum, to examine such books and records for audit purposes no more often than once each twelve (12) month period from the execution of this Agreement. For financial audits, Dell shall provide Quantum with at least sixty (60) Days advance notice of Dell's intent to conduct an audit. Other audits shall be conducted upon prior reasonable notice. Such audit shall be performed at Dell's expense. For financial audits and the most favored customer guarantee, such audits shall be performed by independent, nationally recognized auditors selected by Dell and approved by Quantum. Quantum shall not unreasonably withhold such approval. Audits will be conducted in such a manner as not to interfere with Quantum's normal business activities. Audits shall be conducted pursuant to the confidentiality provisions of Section 17 of this Agreement and NDA #3688.

23.2 Entire Agreement. This Agreement constitutes the entire integrated agreement between the Parties with respect to its subject matter and supersedes all prior written or oral understandings or agreements relating to the same between the Parties. The terms of this Agreement will control and supersede the terms on any Dell Order or Quantum Order acknowledgment, except to the extent that the Dell Order form includes terms specific to an Order such as delivery schedules, lead times and Product specifications. In those cases, Quantum will be bound to Order-specific terms as stated in Section 6 of this Agreement. Unless otherwise expressly set forth in an Addendum, Exhibit, Attachment or Schedule, as so designated, in the event of a conflict between this Master Purchase Agreement and any Addenda, Exhibit, Attachment or Schedule, the terms of this Master Purchase Agreement shall prevail.

23.3 Modification by Writing Only. No modification of this Agreement, including Attachments, will be binding on either Party unless and until the modification is set forth in a writing specifically referencing this Agreement and signed by an authorized agent of each Party (for Dell, Vice President of World Wide Procurement level or above; for Quantum, Vice President level or above). Such modification shall be limited to the specific situation for which it is given. No other action or failure to act (including inspection, failure to inspect, acceptance of late deliveries, or acceptance of or payment for any Products) will constitute a waiver of any rights.

23.4 Waiver of Breach. The waiver by either Party of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach of this Agreement.

23.5 No Requirements Contract. This Agreement is not a requirements contract. By entering into this Agreement, Dell does not bind itself to purchase any minimum or certain quantity of Products. Dell reserves the right to, and Quantum agrees that Dell may, purchase similar or identical Products from other suppliers. Furthermore, Quantum agrees to cooperate and work with Dell and any other suppliers that Dell may engage in connection with the provision of Products.

23.6 Independence of the Parties. Dell and Quantum are independent contractors. Neither Party will make any warranties or representations or create or assume any obligations or liabilities of any kind on the other's behalf. Neither Party is, nor will claim to be, a legal representative, partner, joint venturer, franchisee, agent or employee of the other Party. Each Party is responsible for the direction and compensation of, and is liable for the actions of, its employees.

23.7 Section Headings. The Section headings and the Table of Contents in this Agreement are for convenience purposes only and shall not affect interpretation of this Agreement.

23.8 Drafting. This Agreement was, and shall be deemed for all purposes to have been, drafted by both Parties.

23.9 Governing Law and Venue. This Agreement shall be governed by the substantive laws of the State of New

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
QUANTUM CONFIDENTIAL                                           DELL CONFIDENTIAL

York. The United Nations convention on the Sale of Goods shall not apply. If Dell brings an action against Quantum related to this Agreement the venue shall be the state or federal courts of Santa Clara County, California. If Quantum brings an action against Dell related to this Agreement the venue shall be the state or federal courts of Travis County, Texas.

23.10 Assignment. This Agreement may not be assigned by either Party, in whole or in part. If either Party makes any attempt to assign this Agreement without the other Party's written consent, the nonassigning Party will have the option to immediately terminate this Agreement or exercise the Conditional Manufacturing License described in Section 12.7.2, if applicable. No permitted assignment or subcontract by a Party shall relieve such Party of any obligations hereunder. An assigning Party shall always remain jointly and severally liable with any assignees under this Agreement.

23.11 Force Majeure. Neither Party shall be liable to the other Party for any failure to perform any of its obligations hereunder during any period in which such performance is delayed by fire, flood, war, embargo, strike, riot or the intervention of any governmental authority or similar circumstances (a "Force Majeure"). In such event, however, the delayed Party must: (a) promptly provide the other Party with written notice of the Force Majeure; and (b) use its best efforts to resume or commence performance under this Agreement. The delayed Party's time for performance will be excused for the duration of the Force Majeure, but if the Force Majeure event lasts longer than forty-five (45) Days, the other Party may immediately terminate this Agreement.

23.12 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be illegal, invalid or unenforceable by any law, rule, order or regulation of any government or by the final determination of any state, federal or foreign court, such invalidity shall not affect the enforceability of any other provisions not held to be invalid. Furthermore, in lieu of such illegal, invalid or unenforceable provision, to the extent possible, there shall be added automatically as part of this Agreement a valid provision which is similar in terms.

23.13 Survival. The provisions of Section 2 (Definitions), Section 5 (Prices and Payments), Section 8 (Warranties), Section 10 (Epidemic Failure, Product Hazards and Engineering Changes), Section 12 (Licenses to Dell) but only to the extent explicitly provided therein), Section 12 (Indemnification), Section 14 (Royalty Payments and Audits) (but only to the extent explicitly provided therein), Section 17 (Confidential Information), Section 19 (Limitation of Liability), Section 21.2 (Import/Export Requirements), Section 23 (Miscellaneous) and Attachment A (Material Product Terms) shall survive any termination or expiration of this Agreement and shall continue to bind the Parties and their permitted successors and assigns.

23.14 Remedies Not Exclusive. Except as may be otherwise provided in this Agreement, the rights or remedies of the Parties hereunder are not exclusive and either Party shall be entitled alternatively or cumulatively to, subject to the other provisions of this Agreement, damages for breach, an order requiring specific performance of any other remedy available at law or in equity.

23.15 Good Faith Dispute Resolution. Before either Party initiates a lawsuit or other legal proceeding against the other Party relating to this Agreement, the Parties agree to work in good faith to resolve all disputes and claims arising out of or relating to this Agreement, the Parties' performance under it or a breach of this Agreement. Either Party may request, after informal discussions have failed to resolve a dispute or claim, that each Party designate an officer (or other management employee with authority to bind the Party) to meet in good faith and attempt to resolve the dispute or claim. During their discussions, each Party will honor the other's reasonable requests for information relating to the dispute or claim. This paragraph will not apply if
(i) the expiration of the statute of limitations for a cause of action is imminent, or (ii) injunctive or other equitable relief is necessary to mitigate damages.

23.16   Quantum will maintain accurate and legible records for a period of two
(2) years and will grant to Dell reasonable access to and copies of any information reasonably requested by Dell with respect to Quantum's performance under this Agreement.

23.17 Dell shall have full freedom and flexibility in its decisions concerning the distribution and marketing of the Product(s), including without limitation the decision of whether or not to distribute or discontinue distribution of the Product(s). Dell does not guarantee that its marketing, if any, of the Product(s) will be successful. Dell may distribute/sell the products on a stand-alone basis or in conjunction with a system sale or lease.

23.18 Offset Credit Program. Orders issued by Dell pursuant to this Agreement are placed with the expectation of potential acquisition of credit for current and/or anticipated future offset obligations of Dell, Del Computer Corporation or Dell Computer Corporation's subsidiaries or affiliates, or their designated assignees to various governments around the world. Supplier agrees to reasonably assist Dell, Dell Computer or Dell Computer Corporation's subsidiaries or affiliates, or their designated assignees in their efforts to secure offset credit from these governments in an amount equal to the value of

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
QUANTUM CONFIDENTIAL                                           DELL CONFIDENTIAL

the applicable in-country content of the orders placed under this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement, including its Attachment A, to be executed by their duly authorized representatives as of the day and year first written herein.

Quantum:                                DELL:


By: [/s/ SIGNATURE ILLEGIBLE]           By: [/s/ SIGNATURE ILLEGIBLE]
    -------------------------------         ------------------------------------
    (Authorized Signature)                  (Authorized Signature)

Title: VP/GM Snap Corp                  Title: SUP Enterprise Products Group
       ----------------------------            ---------------------------------

Date: 6/8/00                            Date: 6/9/00
      -----------------------------           ----------------------------------

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
QUANTUM CONFIDENTIAL                                           DELL CONFIDENTIAL

                                  ATTACHMENT A

                                       TO

                         MASTER OEM PROVIDER AGREEMENT

                             MATERIAL PRODUCT TERMS

This Attachment A to the Agreement states the Parties' agreement on material terms related to the purchase and sale of Products under the Agreement. Capitalized terms in this Agreement shall have the meanings as defined in the Agreement. All terms and conditions of the Agreement, including the procedures for modification of this Attachment, control this Attachment.

1.   PRODUCTS

Under the terms of the Agreement and this Attachment, Dell may order, and when Dell's Order is accepted, Quantum will sell Products to Dell as specified below or as scheduled in an addendum to this Attachment:

All agreed to prices are not-to-exceed prices. The initial pricing, effective July 1, 2000 shall be as follows:

                    Model               Pricing (U.S. Dollars)
                    -----               ----------------------
                    [*]                         [*]
                    [*]                         [*]
                    [*]                         [*]
                    [*]                         [*]

                      PRODUCT QUALITY GOODS

A separate detailed Quality Agreement will be developed by Quantum and Dell.

3.   MANUFACTURING LOCATIONS AND SLCs

The Parties identify the following manufacturing locations in accordance with
Section 4 of the Agreement.

Quantum:
--------
[*]
[*]
[*]
[*]
[*]
Dell:
-----
[*]
[*]
[*]

Dell's manufacturing facilities in Brazil and China shall be supported for Products sold under this Agreement in the same manner that Quantum supports HDD and tape drive products sold to Dell under separate agreements.

In addition, Dell and Quantum agree to use the established SLCs as follows:

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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
QUANTUM CONFIDENTIAL                                          DELL CONFIDENTIAL


Austin, Texas
Nashville, Tennessee
Limerick, Ireland
Penang, Malaysia

4.        FRAME ORDER FLEXIBILITY

Dell has the flexibility to increase or decrease frame Orders as follows:

Days from Planned Delivery to Dell          Maximum Percentage of Order Quantity
----------------------------------          ------------------------------------
          0 - 14                                          [*]
         15 - 30                                          [*]
         31 +                                             [*]

Dell agrees to allow Quantum a sixty (60) Day compliance period, from the first date of shipment to Dell. In order to ensure that Quantum can meet acceleration requests, Quantum agrees to maintain a safety stock for certain Parts as set forth below.

Part                                        Weeks of Supply
----                                        ---------------
HDDs                                               2

5.        PAYMENT AND DELIVERY TERMS

Products must be delivered to Dell in accordance with the following terms:

Delivery Terms. Terms of sale and delivery of Products to Dell are F.O.B. Dell SLC. Title and risk of loss shall pass to Dell upon delivery by Quantum to Dell's manufacturing location. Charges for carriage on Quantum's own vehicles shall not exceed reasonable commercial rates.

6.        GENERAL SERVICE OBLIGATIONS

In addition to Quantum's specific service and support obligations in the Agreement, Quantum agrees to provide the following additional general services for the Products during the term of the Agreement.

6.1 Shipping Reports. On a weekly basis, Quantum will provide shipping reports for each Dell manufacturing location, including reference to the relevant Order, quantity shipped and shipping documentation. Quantum and Dell will reasonably agree on the information included in shipping reports. Dell will designate Recipients of the shipping reports at each manufacturing location.

6.2 Long Term Service Goal Recognition. Quantum acknowledges that Dell's long term goals include: (a) shorting lead-times for the Products, (b) increasing volume flexibility, (c) instituting direct shipment from Quantum to Dell's customers, (d) achieving ongoing cost reductions, and (e) achieving specific quality goals, and continuous quality improvement. Quantum agrees to cooperate with Dell in working toward achieving these goals.

7.        EXCLUSIVITY.

[*]

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


                                    18 of 19

QUANTUM CONFIDENTIAL                                        DELL CONFIDENTIAL

8.  DELL AFFILIATES.

The Dell affiliates listed below may purchase Products under the terms of the
Agreement:

None at this time.

9.  SAMPLES.

Quantum shall provide up to twenty-five (25) samples of each Product family to Dell, at no charge.












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